Exhibit 99.4

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                               OMNICOM GROUP INC.,
                                  as Guarantor

                                    GUARANTY

                           Dated as of April 25, 2002

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                               TABLE OF CONTENTS(1)

Paragraph                                                                   Page
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1.  The Guaranty.............................................................. 1

2.  Waiver of Notice, Etc. ................................................... 1

3.  Waiver of Suretyship Defenses............................................. 2

4.  Obligations Unconditional................................................. 2

5.  Subrogation............................................................... 3

6.  Representations and Warranties............................................ 3

    (a)  Corporate Existence.................................................. 3
    (b)  Action............................................................... 4
    (c)  No Breach............................................................ 4
    (d)  Approvals............................................................ 4
    (e)  Financial Condition.................................................. 4
    (f)  Financial Disclosure................................................. 4
    (g)  Litigation........................................................... 5
    (h)  True and Complete Disclosure......................................... 5
    (i)  Taxes................................................................ 5
    (j)  Capitalization....................................................... 5
    (k)  Environmental Matters................................................ 6
    (l)  Material Subsidiaries................................................ 6
    (m)  Investment Company Act............................................... 6
    (n)  Public Utility Holding Company Act................................... 6
    (o)  Ownership of Borrowers............................................... 6
    (p)  Ownership of Intellectual Property................................... 6
    (q)  Margin Stock......................................................... 7

7.  Covenants................................................................. 7

    (a)  Financial Statements, Etc............................................ 7
    (b)  Bookkeeping.......................................................... 8
    (c)  Maintenance of Property; Insurance................................... 9
    (d)  Existence, Etc....................................................... 9

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(1)   This Table of Contents is provided for convenience only and is not a part of the attached Guaranty.

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    (e)  Compliance with Applicable Laws.....................................  9
    (f)  ERISA...............................................................  9
    (g)  Fiscal Year, Etc.................................................... 10
    (h)  Lines of Business................................................... 10
    (i)  Liens............................................................... 10
    (j)  Prohibition on Fundamental Changes.................................. 11
    (k)  Leases.............................................................. 12
    (l)  Indebtedness........................................................ 12
    (m)  Investments......................................................... 13
    (n)  Transactions with Affiliates........................................ 14
    (o)  Total Consolidated Indebtedness to Total Consolidated
           Capitalization Ratio.............................................. 14
    (p)  Debt to Cash Flow Ratio............................................. 14
    (q)  Certain Obligations Respecting Subsidiaries......................... 14

8.  Definitions.............................................................. 14

9.  Continuing Guaranty, Etc................................................. 18

10. Successors and Assigns................................................... 19

11. Amendments, Etc.......................................................... 19

12. Receipt of Credit Agreement.............................................. 19

13. Setoff................................................................... 19

14. Notices.................................................................. 19

15. Reinstatement............................................................ 19

16. Statute of Limitations................................................... 19

17. Generally Accepted Accounting Principles................................. 20

18. Governing Law, Submission to Jurisdiction ............................... 20

19. Judgment Currency........................................................ 20

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Schedule I -- Material Subsidiaries of the Guarantor
Schedule II -- Existing Indebtedness of Subsidiaries
Schedule III -- Types of Indebtedness

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      GUARANTY, dated as of April 25, 2002, made by OMNICOM GROUP INC., a corporation organized and existing under the laws of New York (the "Guarantor"). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as hereinafter defined), if not otherwise defined herein, shall be used herein as so defined.

                              W I T N E S S E T H :

      WHEREAS, Omnicom Finance Inc., Omnicom Capital Inc. and Omnicom Finance Plc (the "Borrowers"), various financial institutions (the "Banks") and Citibank, N.A., as Administrative Agent (the "Administrative Agent") (the Banks and the Administrative Agent being hereinafter collectively referred to as the "Guaranteed Parties") have entered into a 364-Day Credit Agreement, dated as of April 25, 2002 (as modified, supplemented or amended from time to time, the "Credit Agreement"), providing for the making of Loans in Dollars as contemplated therein;

      WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement referred to above that the Guaranty be executed and delivered in the form hereof;

      WHEREAS, it is a condition to the making of Loans under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty; and

      WHEREAS, the Guarantor will obtain benefits as a result of the Loans made to the Borrowers under the Credit Agreement and, accordingly, desires to execute and deliver this Guaranty in order to satisfy the conditions described in the two immediately preceding paragraphs;

      NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Guaranteed Parties and hereby covenants and agrees with the Guaranteed Parties as follows:

      1. The Guaranty. The Guarantor irrevocably and unconditionally guarantees the full and prompt payment when due (whether by acceleration or otherwise) of the principal of and interest on any Note issued under the Credit Agreement and of all other obligations and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrowers now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and the due performance and compliance with the terms of the Credit Agreement and the Notes by the Borrowers (all such principal, interest, obligations and liabilities, collectively, the "Guaranteed Obligations"). All payments by the Guarantor under this Guaranty, to the extent owing to the Banks or the Administrative Agent, shall be made on the same basis as payments by the Borrowers under Sections 4.02 and 4.03 of the Credit Agreement.

      2. Waiver of Notice, Etc. The Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liability, suit or


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taking of other action by any Guaranteed Party against, and any other notice to, any party liable thereon (including the Guarantor or any other guarantor).

      3. Waiver of Suretyship Defenses. Any Guaranteed Party may at any time and from time to time without the consent of, or notice to the Guarantor, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

            (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew or alter, any of the Guaranteed Obligations, any security therefore, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

            (b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

            (c) exercise or refrain from exercising any rights against the Borrowers or others or otherwise act or refrain from acting;

            (d) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to creditors of the Borrowers other than the Guaranteed Parties and the Guarantor;

            (e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Guaranteed Parties regardless of what liability or liabilities of the Borrowers remain unpaid;

            (f) consent to or waive any breach of, or any act, omission or default under, any of the Credit Documents, or otherwise amend, modify or supplement any of the Credit Documents or any of such other instruments or agreements; and/or

            (g) act or fail to act in any manner referred to in this Guaranty which may deprive the Guarantor of its right to subrogation against the Borrowers to recover full indemnity for any payments made pursuant to this Guaranty.

      4. Obligations Unconditional. The obligations of the Guarantor under this Guaranty are absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any action or inaction


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by any Guaranteed Party as contemplated in Section 3 of this Guaranty; (b) any invalidity, irregularity or unenforceability of all or part of the Guaranteed Obligations or of any security therefor; or (c) to the fullest extent permitted by law, any other circumstance or occurrence that would or might otherwise release, suspend, discharge, terminate or otherwise affect the obligations of a surety. This Guaranty is a primary obligation of the Guarantor, and is a guaranty of payment, not merely collection.

      5. Subrogation. (a) The Guarantor hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Parties against the Borrowers or any other guarantor of the Guaranteed Obligations (collectively, the "Other Parties") and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty. The Guarantor hereby further waives any right to enforce any other remedy which the Guaranteed Parties now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Guaranteed Parties to secure payment of the indebtedness of the Borrowers. The Guarantor also waives all claims (as such term is defined in the Bankruptcy
Code) it may at any time otherwise have against any Other Party arising from any transaction whatsoever, including, without limitation, its right to assert or enforce any such claims.

      (b) Notwithstanding the provisions of the preceding clause (a), the Guarantor shall have and be entitled to (i) all rights of subrogation otherwise provided by law in respect of any payment it may make or be obligated to make under this Guaranty and (ii) all claims (as defined in the Bankruptcy Code) it would have against any Other Party in the absence of the preceding clause (a), and to assert and enforce same, provided that no Default or Event of Default of the type described in Section 9.05 of the Credit Agreement with respect to the respective Other Party exists at the time of such assertion and enforcement.

      6. Representations and Warranties. In order to induce the Banks to make the Loans, the Guarantor makes the following representations, warranties and agreements:

            (a) Corporate Existence. Each of the Guarantor and its Subsidiaries
      (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole.


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            (b) Action. The Guarantor has the corporate power to execute, deliver and perform the terms and provisions of this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Guaranty. The Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

            (c) No Breach. Neither the execution, delivery or performance by the Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or Bylaws of the Guarantor or any of its Subsidiaries.

            (d) Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date hereof), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty or (ii) the legality, validity, binding effect or enforceability of this Guaranty.

            (e) Financial Condition. The consolidated statements of financial condition of the Guarantor and its Subsidiaries at December 31, 2001 and the related consolidated statements of income and retained earnings and cash flow of the Guarantor and its Subsidiaries for the fiscal year ended on such date and heretofore furnished to the Banks present fairly, in all material respects, the consolidated financial condition of the Guarantor and its Subsidiaries at the date of such statements of financial condition and the consolidated results of the operations of the Guarantor and its Subsidiaries for such fiscal year. All such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied. From December 31, 2001 through the date of this Guaranty, there has been no material adverse change in the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole.

            (f) Financial Disclosure. Except as fully reflected in the financial statements delivered pursuant to the preceding clause (e), there were as of the date hereof no


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      liabilities or obligations with respect to the Guarantor or any of its
      Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be materially adverse to the Guarantor or to the Guarantor and its Subsidiaries taken as a whole.

            (g) Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Guarantor, threatened (i) with respect to any Credit Document or (ii) that are reasonably likely to materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole.

            (h) True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Guarantor in writing to any Bank (including, without limitation, all information contained herein) for purposes of or in connection with this Guaranty or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Guarantor in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and does not omit to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

            (i) Taxes. Each of the Guarantor and its Subsidiaries has filed all tax returns required to be filed (taking into account all valid extensions) by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Each of the Guarantor and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Guarantor) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the last day of the fiscal quarter immediately preceding the date hereof.

            (j) Capitalization. As of December 31, 2001, the authorized capital stock of the Guarantor consisted of (i) 1,000,000,000 shares of common stock, $.15 par value per share, of which 198,669,254 shares were issued and outstanding and (ii) 7,500,000 shares of preferred stock, $1.00 par value per share, none of which shares were issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable. Other than (x) certain options to purchase 17,743,823 shares of common stock of the Guarantor (as of December 31, 2001) and performance units payable in cash and/or common stock in the discretion of the Compensation Committee of the Board of Directors of the Guarantor, (y) the Guarantor's Zero-Coupon Convertible Notes due 2031 and Zero-Coupon Convertible Notes due 2032, and (z) shares of common stock issuable under certain acquisition agreements to which the Guarantor is a party, the

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      Guarantor does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

            (k) Environmental Matters. Each of the Guarantor and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole.

            (l) Material Subsidiaries Schedule I correctly sets forth the name of each Material Subsidiary of the Guarantor, the percentage ownership (direct and indirect) of the Guarantor in the voting securities of each such Material Subsidiary and also identifies the direct owner thereof, in each case as of the date hereof.

            (m) Investment Company Act. None of the Guarantor or any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (n) Public Utility Holding Company Act. None of the Guarantor, OFI or OCI is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            (o) Ownership of Borrowers. The Guarantor owns all of the capital stock of each of OFI and OCI and Diversified Agency Services Limited ("DASL"), and DASL owns all of the capital stock of OFP.

            (p) Ownership of Intellectual Property. Each of the Guarantor and its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole.


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            (q) Margin Stock. All proceeds of each Loan shall be used by each
      Borrower for general corporate purposes, including the repayment of maturing Commercial Paper of such Borrower and acquisitions; provided that no part of the proceeds of any Loan will be used by the Borrowers to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. Not more than 25% of the value of the assets of the Guarantor or the Guarantor and its Subsidiaries subject to the restrictions contained in Section 7 of this Guaranty constitute Margin Stock and, at the time of each Borrowing, not more than 25% of the value of the assets of the Guarantor or the Guarantor and its Subsidiaries subject to the restrictions contained in Section 7 of this Guaranty will constitute Margin Stock. Notwithstanding the foregoing provisions of this Section 6(q) neither the Guarantor nor any of its Subsidiaries (including, without limitation, the Borrowers) will use the proceeds of any Loan to purchase the capital stock of any corporation in a transaction, or as part of a series of transactions, (i) the purpose of which is, at the time of any such purchase, to acquire control of such corporation or (ii) the result of which is the ownership by the Guarantor and its Subsidiaries (including, without limitation, the Borrowers) of 10% or more of the capital stock of such corporation, in either case if the Board of Directors of such corporation has publicly announced its opposition to such transaction.

      7. Covenants. The Guarantor hereby covenants and agrees that on and after the date hereof and until the termination of the Total Commitment and the repayment in full of the Loans and Notes, together with interest, fees and all other Obligations incurred under the Credit Agreement:

      (a) Financial Statements, Etc. The Guarantor will furnish to each Bank:

                  (i) within 50 days after the close of each quarterly
            accounting period in each fiscal year of the Guarantor (other than the fourth fiscal quarterly accounting period), the consolidated statements of financial condition of the Guarantor and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income for such quarterly period and of cash flow for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year (or for the last day of the respective fiscal quarter in the prior fiscal year in the case of the balance sheet), all of which shall be certified by the chief financial officer of the Guarantor, subject to normal year-end adjustments;

                  (ii) within 105 days after the close of each fiscal year of the Guarantor, the audited consolidated statements of financial condition of the Guarantor and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statements of cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal


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            year and reported on by independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks;

                  (iii) at the time of the delivery of the financial statements provided for in clauses (i) and (ii), a certificate of the chief financial officer of the Guarantor to the effect that, to the best of his knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Guarantor was in compliance with the provisions of clauses (o) and (p) of this Section 7, inclusive, at the end of such fiscal quarter or year, as the case may be;

                  (iv) promptly, and in any event within three Business Days after an officer of the Guarantor obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, (y) any litigation or governmental proceeding pending (a) against the Guarantor or any of its Subsidiaries which could materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or the Guarantor and its Subsidiaries taken as a whole or (b) with respect to any Credit Document and (z) any other event which is likely to materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or the Guarantor and its Subsidiaries taken as a whole;

                  (v) promptly, copies of all financial information, proxy
            materials and other information and reports, if any, which the Guarantor shall file with the SEC; and

                  (vi) from time to time, such other information or documents
            (financial or otherwise) as any Bank may reasonably request, other than consolidating financial statements of Subsidiaries and Affiliates.

            (b) Bookkeeping. The Guarantor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Guarantor will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Bank to visit and inspect, under guidance of officers of the Guarantor or such Subsidiary, any of the properties of the Guarantor or such Subsidiary, and to examine the books of record and account of the Guarantor or such Subsidiary (including, without limitation, consolidating financial statements of Subsidiaries and Affiliates) and discuss the affairs, finances and accounts of the Guarantor or such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Bank may request.

            (c) Maintenance of Property; Insurance. The Guarantor will, and will cause each of its Subsidiaries to, (i) keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), (ii) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and (iii) furnish to each Bank, upon written request, full information as to the insurance carried.

            (d) Existence, Etc. The Guarantor will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this clause (d) shall prevent (i) the withdrawal by the Guarantor or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or the Guarantor and its Subsidiaries taken as a whole or (ii) any transaction permitted by Section 7(j) of this Guaranty. The Guarantor will, and will cause each of its Subsidiaries to, pay all taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established.

            (e) Compliance with Applicable Laws. The Guarantor will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or (to the knowledge of the Guarantor) prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole.

            (f) ERISA. As soon as possible and, in any event, within 10 days after the Guarantor or any of its Subsidiaries or ERISA Affiliates knows or has reason to know any of the following, the Guarantor will deliver to each of the Banks a certificate of the chief financial officer of the Guarantor setting forth details as to such occurrence and such action, if any, which the Guarantor, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Guarantor, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan Administrator with respect thereto, that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated via a "distress termination" as referred to in Section 4041(c) of ERISA, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a Lien under ERISA, that proceedings may be or have been instituted by the PBGC to terminate a Plan, that a proceeding has been instituted pursuant to
      Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Guarantor, any of its Subsidiaries or ERISA Affiliates will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under
      Section 4062, 4063, 4064, 4201 or 4204 of ERISA. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of notices received by the Guarantor or any of its Subsidiaries required to be delivered to the Banks hereunder shall be delivered to the Banks no later than 10 days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Guarantor or such Subsidiary.

            (g) Fiscal Year, Etc. The Guarantor shall cause (i) each of its, and each of its Designated Subsidiary's, fiscal years to end on December 31 and (ii) each of its, and each of its Designated Subsidiary's, fiscal quarters to end on March 31, June 30, September 30 and December 31.

            (h) Lines of Business. The Guarantor will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than the lines of business in which it is engaged on the date hereof and any other reasonably related businesses or businesses reasonably incidental thereto.

            (i) Liens. The Guarantor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Guarantor or any of its Subsidiaries, whether now owned or hereafter acquired, provided that the provisions of this clause (i) shall not prevent the creation, incurrence, assumption or existence of:

                  (i) Liens for taxes not yet due, or Liens for taxes being
            contested in good faith and by appropriate proceedings for which adequate reserves have been established;

                  (ii) Liens in respect of property or assets of the Guarantor or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Guarantor or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

                  (iii) Liens created for the benefit of the Administrative
            Agent and the Banks;

                  (iv) pledges or deposits in connection with worker's
            compensation, unemployment insurance and other social security legislation;

                  (v) easements, rights-of-way and other similar Liens on, over or in respect of any property of the Guarantor or any of its Subsidiaries which do not individually or in the aggregate materially impair the use or value of the property or assets subject thereto;

                  (vi) purchase money mortgages or other Liens on property
            acquired after the date hereof by the Guarantor or any of its Subsidiaries to secure the purchase price of such property (or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property), or Liens on any such property at the time of the acquisition of such property by the Guarantor or any of its Subsidiaries, whether or not assumed, provided that (x) the Indebtedness secured by each such Lien shall not exceed the cost of such property to the Guarantor or such Subsidiary or the fair value thereof at the time of the acquisition thereof, as the case may be, whichever is less, (y) each such Lien shall apply and attach only to the property originally subject thereto and fixed improvements thereon or accessions thereto, and (z) the principal amount of Indebtedness at any time outstanding and secured by Liens permitted by this clause (vi) of this Section 7(i) shall not in the aggregate for the Guarantor and its Subsidiaries exceed, when aggregated together with the Indebtedness secured by Liens permitted by clause
            (vii) below, 1.75% of Consolidated Adjusted Net Worth at such time;

                  (vii) Liens securing Indebtedness permitted by Section
            7(l)(viii) of this Guaranty;

                  (viii) Liens on assets sold by the Guarantor or any of its
            Subsidiaries and leased back by the Guarantor or such Subsidiary, so long as the aggregate fair value of assets so sold after the date hereof pursuant to this clause (viii) shall not exceed 3.5% of Consolidated Adjusted Net Worth at such time; and

                  (ix) Liens securing Indebtedness permitted by Section
            7(l)(vii) of this Guaranty, provided that the aggregate principal amount of such secured Indebtedness shall not exceed 15% of Consolidated Net Worth at any time.

            (j) Prohibition on Fundamental Changes. The Guarantor will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any substantial part of its property or assets, except that:
      (i) any Subsidiary of the Guarantor (other than the Borrowers) may do any of the foregoing in any fiscal year (the "Current Year") of the Guarantor so long as (x) the revenues of such Subsidiary for the then most recently ended fiscal year (the "Prior Year"), when added to the revenues for the Prior Year of all other Subsidiaries that have entered into transactions permitted by this clause (i) during the Current Year, do not exceed 15% of the revenues of the Guarantor and its Subsidiaries for the Prior Year and
      (y) the aggregate of (A) the revenues of such Subsidiary for the Prior Year, plus (B) with respect to each Subsidiary which consummated a transaction pursuant to clause (x) in the Current Year or the four immediately preceding fiscal years, the revenues of such Subsidiary for the year prior to the year in which the transaction was consummated, does not exceed 40% of the revenues of the Guarantor and its Subsidiaries for the Prior Year (for purposes hereof the year ending December 31, 2001 shall be the first such preceding fiscal year, and the actual number of such preceding fiscal years shall be used until such time as there are four preceding fiscal years), (ii) Subsidiaries of the Guarantor (other than the Borrowers) may convey, sell, lease or otherwise dispose of all or any part of its property or assets to the Guarantor or to other Subsidiaries (including, without limitation, by way of winding-up, liquidation or dissolution), (iii) any Wholly-Owned Subsidiary of the Guarantor (other than the Borrowers) may merge into the Guarantor or another Wholly-Owned Subsidiary, (iv) the Guarantor or any Wholly-Owned Subsidiary may enter into a merger transaction if (w) it is the surviving entity, (x) no Default or Event of Default would exist immediately after giving effect thereto, and (y) in the case of a Wholly-Owned Subsidiary, such Subsidiary remains a Wholly-Owned Subsidiary after the merger transaction is consummated, and (v) the Guarantor may transfer, sell or convey the stock of one or more of its Subsidiaries (other than the Borrowers) to one or more of its other Subsidiaries so long as, in the case of any such transfer, sale or conveyance of the stock of any Designated Subsidiary, the indirect ownership interest of the Guarantor in such Designated Subsidiary is not reduced as a result thereof.

            (k) Leases. The Guarantor will not enter into or permit any Subsidiary to enter into any agreements to rent or lease any real or personal property (excluding capitalized leases) except in the ordinary course of business.

            (l) Indebtedness. The Guarantor will not permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness listed on Schedule II ("Existing Indebtedness"), (ii) accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by such Subsidiaries in the ordinary course of business, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by such Subsidiary, (iii) obligations under letters of credit incurred by such Subsidiaries in the ordinary course of business in support of obligations incurred in connection with worker's compensation, unemployment insurance and other social security legislation, (iv) Indebtedness of Subsidiaries of the Guarantor to the extent permitted under clause (m)(iv)-(vii) below, (v) Indebtedness of the Borrowers or any other Subsidiary of the Guarantor arising under, or constituting guaranties of, the Credit Agreement, (vi) other Indebtedness of the Borrowers so long as no Default or Event of Default then exists or would result there from, (vii) other Indebtedness of Foreign Subsidiaries of the Guarantor and (viii) Indebtedness of any Subsidiary of the Guarantor, provided that such Indebtedness was outstanding at such Subsidiary prior to the acquisition by the Guarantor of such Subsidiary and was not incurred in connection with or in contemplation of such acquisition.

            (m) Investments. The Guarantor will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that the following shall be permitted:

                  (i) the Guarantor and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (ii) the Guarantor and its Subsidiaries may acquire and hold
            Cash Equivalents, and Foreign Subsidiaries of the Guarantor may acquire and hold Foreign Cash Equivalents;

                  (iii) the Guarantor and its Subsidiaries may make loans and advances to officers, employees and agents in the ordinary course of business;

                  (iv) the Guarantor may make loans, advances or capital
            contributions to Subsidiaries;

                  (v) Subsidiaries of the Guarantor may make loans, advances or capital contributions to the Guarantor or other Subsidiaries;

                  (vi) the Guarantor and its Subsidiaries may have Investments in Affiliates at any one time outstanding up to but not exceeding an amount equal to one-third (1/3rd) of Consolidated Adjusted Net Worth at such time;

                  (vii) the Guarantor and its Subsidiaries may purchase or
            acquire stock or securities, or acquire assets or assume liabilities, of another Person in arm's-length transactions so long as no Default or Event of Default exists or would result there from, and, in the case of a purchase or acquisition of stock or securities, such Person becomes a Subsidiary of the Guarantor;

                  (viii) the Guarantor and its Subsidiaries may invest in
            preferred auction rate stock and other similar tax favored short term investments with a readily available and liquid secondary market; and

                  (ix) the Guarantor and its Subsidiaries may make loans,
            purchase securities or make other investments not permitted by the foregoing clauses of this Section 7(m) so long as the aggregate outstanding amount thereof, net of cash repayments of principal in the case of loans and cash sales proceeds in the case of securities or other investments that are liquidated but excluding any write-ups or write-downs in the value of any such loan, security or other investment that has not been liquidated, shall not exceed 15% of Consolidated Adjusted Net Worth at any time.

            (n) Transactions with Affiliates. The Guarantor will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Guarantor, other than on terms and conditions substantially as favorable to the Guarantor or such Subsidiary as would be obtainable by the Guarantor or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

            (o) Total Consolidated Indebtedness to Total Consolidated Capitalization Ratio. The Guarantor will not permit the ratio of its Total Consolidated Indebtedness to Total Consolidated Capitalization to be more than (i) 0.65:1 at any time from and including January 1 to and including September 30 of each year and (ii) 0.55:1 at any time from and including October 1 to and including December 31, of each year.

            (p) Debt to Cash Flow Ratio. The Guarantor will not permit the Debt to Cash Flow Ratio for the period of four consecutive fiscal quarters (taken as one accounting period) ending on the last day of such fiscal quarter to be more than 5:1.

            (q) Certain Obligations Respecting Subsidiaries. The Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Guarantor or any Subsidiary of the Guarantor, or pay any Indebtedness owed to the Guarantor or a Subsidiary of the Guarantor, (b) make loans or advances to the Guarantor or (c) transfer any of its properties or assets to the Guarantor, except for (x) such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Guaranty or any other Credit Document and (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Guarantor or a Subsidiary of the Guarantor and (y) issuances by Subsidiaries of preferred stock.

      8. Definitions. Terms defined in the Credit Agreement and used, but not otherwise defined, in this Guaranty shall have the respective meanings assigned to such terms in the Credit Agreement. In addition, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Affiliate" shall mean, with respect to any Person, any other Person (other than an individual) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 7(n) of this Guaranty, an Affiliate of the Guarantor shall include any Person that directly or indirectly owns more than 5% of the Guarantor, and any officer or director of the Guarantor or any such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise.

      "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or issued by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit of any Bank, the Administrative Agent, and any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $500,000,000 with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any Bank, the Administrative Agent, and any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than six months after the date of acquisition by such Person and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

      "Consolidated Adjusted Net Worth" shall mean, at any time, the sum of (x) the Guarantor's Consolidated Net Worth plus (y) the outstanding principal amount of the Guarantor's Subordinated Indebtedness (to the extent and in the amount that any portion of such principal amount matures one year or more after the Final Maturity Date).

      "Consolidated Current Assets" shall mean, as to any Person, the current assets of such Person and its Subsidiaries determined on a consolidated basis.

      "Consolidated Current Liabilities" shall mean, as to any Person, the current liabilities of such Person and its Subsidiaries determined on a consolidated basis.

      "Consolidated Indebtedness" shall mean, for any fiscal quarter, an amount equal to (x) the sum of (i) the average of the amounts of Indebtedness of the types listed on Schedule

III hereto on the last Business Day of each calendar week ending during such fiscal quarter plus (ii) the amount of all Indebtedness of the Guarantor and its Subsidiaries (other than Indebtedness of the types listed on Schedule III hereto) (determined on a consolidated basis) on the last day of such fiscal quarter plus (iii) without duplication of amounts included in clauses (i) and
(ii) above, the aggregate outstanding amount of Short-term Preferred Stock of Subsidiaries of the Guarantor issued after the date hereof minus (y) the sum of
(i) the amount of all Cash Equivalents and investments of the type described in
Section 7(m)(viii) of this Guaranty held by OFI or OCI on the last day of such fiscal quarter plus (ii) the Dollar Equivalent of the amount of all Foreign Cash Equivalents held by OFP on the last day of such fiscal quarter.

      "Consolidated Net Income" shall mean the net income of the Guarantor and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Consolidated Net Worth" shall mean, as to any Person, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis (including therein the portion of such Net Worth reflecting minority interests in Subsidiaries).

      "Debt to Cash Flow Ratio" shall mean the ratio of (i) Consolidated Indebtedness for any fiscal quarter of the Guarantor to (ii) Net Cash Flow for the period of four consecutive complete fiscal quarters of the Guarantor (taken as one accounting period) ending on the last day of such fiscal quarter.

      "Designated Subsidiaries" shall mean BBDO Worldwide Inc., Bernard Hodes Inc., DAS Holdings Inc., DDB Worldwide Communications Group Inc.,
Fleishman-Hillard Inc., OCI, OFI, Omnicom Media Group Holdings Inc., Porter Novelli Inc., Rapp Collins Worldwide Inc. and TBWA Worldwide Inc.

      "Dollar Equivalent" shall mean, with respect to any Foreign Cash Equivalent denominated in a currency other than U.S. Dollars, the amount of U.S. Dollars into which the principal amount of such Foreign Cash Equivalent could be converted at the then applicable Exchange Rate. For the purpose of the foregoing determination, the "Exchange Rate" shall be the spot rate at which the relevant currency is offered for sale against delivery of U.S. Dollars on the date of determination thereof (or, if such date is not a Business Day, the next preceding Business Day), as set forth in The Wall Street Journal; provided that if no such rate is set forth in The Wall Street Journal on such date, the "Exchange Rate" shall be the rate quoted by the Administrative Agent at the opening of business on such date (or, if such date is not a Business Day, the next preceding Business Day) for the spot rate at which the relevant currency is offered for sale by the Administrative Agent against delivery of U.S. Dollars.

      "Foreign Cash Equivalents" shall mean (i) time deposits, certificates of deposit and similar instruments of any Bank or any other commercial bank having long-term indebtedness rated in its highest rating category by Moody's Investors Services, Inc. or by Standard & Poor's Corporation, and (ii) such other securities and investments as shall be approved by the Administrative Agent from time to time.

      "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than earn-out payment obligations of such Person in connection with the purchase of property or services to the extent that they are still contingent),
(ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder (other than letters of credit issued in support of accrued expenses and accounts payable incurred in the ordinary course of business), (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person,
(iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all Contingent Obligations of such Person.

      "Investments in Affiliates" shall mean all amounts paid and the fair market value of all non-cash delivered in consideration for the purchase of securities of, or the making of any other investment in, any Person that, after giving effect to such purchase or other investment, is not a Subsidiary of the Guarantor but is subject to the exercise by the Guarantor (directly or indirectly) of significant influence over its operating and financial policies.

      "Net Cash Flow" shall mean, for any period, the Consolidated Net Income for such period without giving effect to any extraordinary gains or losses and gains or losses from sales of assets (other than sales of inventory in the ordinary course of business), adjusted by (x) adding thereto the following items: (i) the amount of all amortization of intangibles and depreciation that were deducted in arriving at such Consolidated Net Income for such period, (ii) the portion of such Consolidated Net Income attributable to minority interests in Subsidiaries, and (iii) the amount of all dividends received during such period by the Guarantor or any of its Subsidiaries from Persons other than Subsidiaries of the Guarantor, to the extent not included in calculating Consolidated Net Income for such period and (y) deducting there from (i) the amount of all dividends paid by Subsidiaries of the Guarantor to Persons other than the Guarantor or Wholly-Owned Subsidiaries of the Guarantor during such period, (ii) the net income for such period of Persons other than Subsidiaries of the Guarantor, to the extent allocated to the equity interest of the Guarantor or any such Subsidiary in such persons, and (iii) an amount, if positive, equal to (x) the amount of all dividends paid by the Guarantor to its common or preferred shareholders during such period, minus (y) 50% of the Consolidated Net Income.

      "Net Worth" shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other accounts which, in accordance with generally accepted accounting principles in the United States, constitutes stockholders equity, but in any event deducting there from any treasury stock, provided that each of the foregoing shall be determined without giving effect to any foreign currency translation adjustments.

      "Short-term Preferred Stock" shall mean any preferred stock of any Subsidiary of the Guarantor that has any maturity or redemption date, or that can be required to be redeemed at the option of the holder thereof, on or before the date one year after the Expiry Date (the amount of any Short-term Preferred Stock being calculated for the purposes of the definition of the term "Consolidated Indebtedness" as the higher of the liquidation preference or the redemption price thereof).

      "Subordinated Indebtedness" of any Person shall mean all Indebtedness of such Person which is subordinated both to the Obligations under the Credit Agreement and all obligations arising under this Guaranty, on terms and conditions satisfactory to the Administrative Agent and the Required Banks; provided that when used with respect to the Guarantor, the term "Subordinated Indebtedness" shall be deemed to include (i) all Indebtedness of the Guarantor evidenced by its Zero-Coupon Convertible Notes due 2031 and its Zero-Coupon Convertible Notes due 2032, in each case as such Debentures (and the respective indenture governing the terms thereof) are in effect on the date hereof and (ii) all Indebtedness of the Guarantor evidenced and governed by documentation containing subordination terms, covenants, mandatory redemption provisions, events of default and remedies available upon the existence of an event of default no less favorable to the Banks and no more restrictive on the Guarantor and its Subsidiaries than those contained in the documentation evidencing and governing the debt issuances referred to in clause (i) above; in each case as amended, modified and supplemented from time to time with the consent of the Administrative Agent and the Required Banks.

      "Total Consolidated Capitalization" shall mean, at any time, the sum of Total Consolidated Indebtedness at such time plus Consolidated Net Worth at such time.

      "Total Consolidated Indebtedness" shall mean, at any time, all Indebtedness of the Guarantor and its Subsidiaries at such time, determined on a consolidated basis.

      "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

      9. Continuing Guaranty, Etc. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege hereunder and no course of dealing between the Guarantor, any Guaranteed Party or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Guaranteed Party or the holder of any Note would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Guaranteed Party or the holder of any Note to any other or further action in any circumstances without notice or demand.

      10. Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Guaranteed Parties and their successors and assigns.

      11. Amendments, Etc. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except as provided in Section 11.12 of the Credit Agreement.

      12. Receipt of Credit Agreement. The Guarantor acknowledges that an executed (or conformed) copy of the Credit Agreement has been made available to its principal executive officers and such officers are familiar with the contents thereof.

      13. Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default each of the Banks is hereby authorized at any time or from time to time, without presentment, demand, protest, or other notice of any kind to the Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank and its Affiliates wherever located) to or for the credit or the account of the Guarantor against and on account of the obligations of the Guarantor to such Bank under this Guaranty, irrespective of whether or not such Bank shall have made any demand hereunder and although said obligations, or any of them, shall be contingent or unmatured.

      14. Notices. All notices and other communications hereunder shall be made at the addresses, in the manner and with the effect provided in Section 11.03 of the Credit Agreement, provided that, for this purpose, the address of the Guarantor shall be the one specified opposite its signature below.

      15. Reinstatement. If claim is ever made upon any Guaranteed Party or the holder of any Note for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Guarantor), the Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

      16. Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower or others (including the Guarantor), with respect to any of the Guaranteed Obligations shall, if the statute of limitations in favor of the Guarantor against any Guaranteed Party or the holder of any Note shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

      17. Generally Accepted Accounting Principles. The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Guarantor to the Banks); provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 7 of this Guaranty shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Banks pursuant to
Section 6(e) of this Guaranty.

      18. Governing Law, Submission to Jurisdiction. This Guaranty and the rights and obligations of the Guaranteed Parties, the holders of the Notes and the Guarantor hereunder shall be construed in accordance with and governed by the law of the State of New York. Any legal action or proceeding with respect to this Guaranty may be brought in the courts of the State of New York, and, by execution and delivery of this Agreement, the Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Guarantor agrees that if at any time its principal place of business is not in the City and State of New York, it will irrevocably designate, appoint and empower an agent for purposes of this Section, in the City and State of New York, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Administrative Agent. The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any Guaranteed Party or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction. The Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with the Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      19. Judgment Currency. The obligation of the Guarantor to make payment in Dollars of any Guaranteed Obligations due hereunder shall not be discharged or satisfied by any tender, or any recovery pursuant of any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by the respective Guaranteed Party in the United States of America of the full amount of Dollars expressed to be payable in respect of any such Guaranteed Obligations. The obligation of the Guarantor to make payment in Dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars expressed to be payable in respect of any such Guaranteed Obligations, and shall not be affected by judgment being obtained for any other sums due under this Guaranty.

      IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address

437 Madison Avenue                           OMNICOM GROUP INC.
New York, New York  10022
Attention:
                                             By: /s/ Dennis E. Hewitt
                                                 -------------------------------
                                                 Name:  Dennis E. Hewitt
                                                 Title: Treasurer

Accepted and Agreed to:

CITIBANK, N.A.,
as Administrative Agent for the Banks

By: /s/ Carolyn A. Kee
    ------------------------------
    Name:  Carolyn A. Kee
    Title: Vice President

                                   SCHEDULE I

                     MATERIAL SUBSIDIARIES OF THE GUARANTOR

                 (for purposes of Section 6(l) of the Guaranty)

                                                        Percentage of Voting
                                    Jurisdiction of       Securities Owned
Company                              Incorporation        by the Guarantor      Owning Entity
-------                              -------------     ---------------------    -------------
Omnicom Europe Limited              United Kingdom              100%              Guarantor
BBDO Worldwide Inc.                    New York                 100%              Guarantor
DDB Worldwide Communications           New York                 100%              Guarantor
Group, Inc.
DDB Holding Europe S.C.A.               France                   86%              Guarantor
TBWA Worldwide Inc.                    Delaware                 100%              Guarantor
Fleishman-Hillard Inc.                 Delaware                 100%              Guarantor
Bernard Hodes Group Inc.               Delaware                 100%              Guarantor
Omnicom Media Group Holdings Inc.      Delaware                 100%              Guarantor
DAS Holdings Inc.                      Delaware                 100%              Guarantor
Porter Novelli Inc.                    Delaware                 100%              Guarantor
Rapp Collins Worldwide Inc.            Delaware                 100%              Guarantor

                                   SCHEDULE II

                      EXISTING INDEBTEDNESS OF SUBSIDIARIES

                 (for purposes of Section 7(l) of the Guaranty)

            Subsidiary Borrower                        Lender                    Total
            -------------------                        ------                    -----

DAS  Tic Toc                                De Lage                          $   19,548

DAS  The Designory                          Porsche                              20,268

DAS  Gavin Anderson & Co. Consolidated      HSBC                                 66,187
                                            Hong Kong and Shanghai               18,073
                                            Citibank                            531,650
                                            Commonwealth Bank of Australia        8,069
                                            CLS Finance Leases                   43,016
                                                                             ----------
                                                                                666,995

DAS  GPC Domestic                           Lucent                               30,767
                                            Xerox                                16,582
                                                                             ----------
                                                                                 47,349

DAS  Grizzard                               Xerox                               195,115
                                            IBM Credit                          369,676
                                            IBM Credit                          199,923
                                                                             ----------
                                                                                764,714

DAS  Lieber Levett Koenig Farese Babcock    Saatchi                             102,706
                                            Chase Manhattan Bank                 91,663
                                                                             ----------
                                                                                194,369

DAS  MARC Domestic                          Aurora Insurance Company             35,362

DAS  Matthews Media Group Inc.              Capital Lease Phone                  51,461

DAS  MarketStar (Subsid as 01/01)           Lucent                              204,245
                                            First  Security Bank                151,719
                                            ATT                                  52,480
                                                                             ----------
                                                                                408,444

            Subsidiary Borrower                        Lender                    Total
            -------------------                        ------                    -----

DAS  Porter Novelli Consolidated            Northview Bank & Trust                4,421

DAS  Premier Magazines Inc. Consolidated    Bank Itau                            54,156

DAS  Interbrand Corp. Consolidated          Wood                                 20,218

DAS  U30 Group                              Dryad                                39,794

OMG  Novus Print Media                      Integris                            119,885
                                                                             ----------

Total                                                                        $2,446,984
                                                                             ----------

                                  SCHEDULE III

                              TYPES OF INDEBTEDNESS

         (for purposes of the definition of "Consolidated Indebtedness"
                         in Section 8 of the Guaranty)

1. Indebtedness outstanding under the Amended and Restated Credit Agreement dated as of May 10, 1996 amended and restated as of February 20, 1998, and as subsequently amended from time to time, among the Borrowers and certain financial institutions.

2. Indebtedness evidenced by the Guarantor's Zero-Coupon Convertible Notes due 2031.

3. Indebtedness evidenced by the Guarantor's Zero-Coupon Convertible Notes due 2032.

4. Indebtedness having a maturity of one year or less incurred by the Borrowers under committed or uncommitted lines of credit with one or more commercial banks.

5. Indebtedness evidenced by the Guarantor's French Franc 1,000,000,000 Notes of 1998 due June 24, 2005.